Exhibit 5.1

CONYERS DILL & PEARMAN
29th Floor
One Exchange Square
8 Connaught Place
Central
Hong Kong
T +852 2524 7106 | F +852 2845 9268
conyers.com

12 April 2024

Matter No.: 838277 / 109789216

(852) 2842 95556 / 2842 9566

Christopher.Bickley@conyers.com
Rita.Leung@conyers.com

Baijiayun Group Ltd

24F, A1 South Building

No. 32 Fengzhan Road

Yuhuatai District

Nanjing 210000

The People’s Republic of China

Dear Sirs,

Re: Baijiayun Group Ltd (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8, including all amendments or supplements thereto (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of 40,000,000 Class A ordinary shares of par value US$0.519008 per share of the Company (the “Class A Ordinary Shares”) issuable upon exercise of options and conversion of restricted share units and pursuant to other awards granted under the Company’s 2024 share incentive plan (the “Plan”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following document(s):

1.1.	a copy of the Registration Statement;

1.2.	a copy of the Plan;

1.3.	a copy of the third amended and restated memorandum of association and the second amended and restated articles of association of the Company which became effective on 23 December 2022 (the “Constitutional Documents”);

1.4.	a copy of the written resolutions of its directors dated 12 April 2024 approving adoption of the Plan and filing of the Registration Statement (collectively, the "Resolutions");

1.5.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 13 March 2024 (the “Certificate Date”);

1.6.	a copy of a certificate issued by a director of the Company dated 12 April 2024; and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.6.	that the issuance of the Class A Ordinary Shares will be in accordance with the terms of the Plan;

2.7.	that on the date of issuance of any of the Class A Ordinary Shares, the Company will have sufficient authorised but unissued Class A Ordinary Shares;

2.8.	that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due;

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2.9.	that any conditions to which the Resolutions are subject will have been satisfied and/or waived;

2.10.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.11.	that upon issue of any Class A Ordinary Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

2.12.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and/or declared effective by the Commission.

3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Class A Ordinary Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	The Class A Ordinary Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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